                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               PJ America, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           [PAPA JOHN'S LETTERHEAD]


                               PJ AMERICA, INC.
                               9109 Parkway East
                          Birmingham, Alabama 35206

                                 April 6, 1998



Dear Stockholder:

     On behalf of the entire PJ America management team, I invite you to join us for the Company's upcoming Annual Meeting of Stockholders. The meeting will begin at 11:00 am (Eastern Daylight time) on Wednesday, May 20, 1998 at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky.

     In addition to the formal items of business to be brought before the meeting, we will discuss our 1997 results and answer your questions.

     Thank you for your support of PJ America. We look forward to seeing you on May 20th.

                                  Sincerely,


                                  /s/ Douglas S. Stephens
                                  -----------------------
                                  Douglas S. Stephens
                                  President and C.E.O.



                               PJ AMERICA, INC.
                 AN INDEPENDENTLY OWNED AND OPERATED FRANCHISE
  P.O. BOX 611165.BIRMINGHAM, AL 35261-1165.(205) 836-1212.FAX (205) 836-6630

                               PJ AMERICA, INC.
                               9109 Parkway East
                          Birmingham, Alabama  35206


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998


To the Stockholders:

     The Annual Meeting of Stockholders of PJ America, Inc. (the "Company") will be held at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky on Wednesday, May 20, 1998 at 11:00 a.m. (E.D.T.), for the following purposes:

     (1) To elect three directors to serve until the 2001 annual meeting of stockholders or until their successors are elected and qualified;

     (2) Consider, ratify and approve an amendment to the PJ America, Inc. 1996 Non-Employee Directors Stock Incentive Plan;

     (3) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 27, 1998,

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on March 27, 1998, are entitled to receive notice and to vote at the meeting.

                                  By Order of the Board of Directors

                                  /s/ Michael M. Fleishman
                                     --------------------------
                                      Michael M. Fleishman
                                      Secretary

Birmingham, Alabama
April 6, 1998


                                  IMPORTANT:
                                  ----------

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON

                               PJ AMERICA, INC.
                               9109 Parkway East
                          Birmingham, Alabama  35206


                                _______________

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 20, 1998

                                _______________

                              GENERAL INFORMATION

     This Proxy Statement and accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of PJ America, Inc., a Delaware corporation (the "Company"), to be voted at the Company's Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held at the Hyatt Regency, 320 West Jefferson, Louisville, Kentucky on Wednesday, May 20, 1998, at 11:00 a.m. (E.D.T.) for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to stockholders on our about April 6, 1998.

     A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. If the proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement, FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

     The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Proxy materials are being distributed by Corporate Investor Communications, Inc. for a fee of approximately $1,000. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

                       RECORD DATE AND VOTING SECURITIES

     The Board has fixed the record date (the "Record Date") for the Annual Meeting as the close of business on March 27, 1998, and all holders of record of Common Stock on this date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 9109 Parkway East, Birmingham, Alabama 35206. At the Record Date, there were 5,782,935 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. Abstentions or "withheld" votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders. Since Delaware law treats only those shares voted "for" a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes "against" a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.


            SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of the common stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the summary compensation table in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock.

                                              Number of            Percent of
Directors and Executive Officers              Shares (1)           Class (2)
------------------------------------------------------------------------------
Richard F. Sherman (3)                           446,733  (4)            7.7%
Douglas S. Stephens (3)                          264,339  (5)            4.6%
D. Ross Davison                                   11,250  (6)               *
James S. Riekel                                   64,044  (7)            1.1%
Michael M. Fleishman (3)                         253,930  (8)            4.4%
Martin T. Hart                                   176,711  (9)            3.1%
Frank O. Keener (3)                              372,603 (10)            6.4%
Stephen P. Langford (3)                          210,164 (10)            3.6%
Charles W. Schnatter                              21,904 (11)               *
All directors and executive officers
as a group (Nine persons, including
those named above)                             1,821,678                31.5%



                                         Numbers of               Percent of
Other 5% Beneficial Owners               Shares (1)               Class (2)
-----------------------------------------------------------------------------
The Kaufman Fund, Inc.
140 E. 45th Street, 43rd Floor
New York, NY  10017                       500,000 (12)                  8.6%

-------------------
* Represents less than 1% of class

(1) Based upon information furnished to the Company by the named persons, and information contained in filings with the Securities and Exchange Commission (the "Commission"). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares shown.
(2) Based on 5,782,935 shares outstanding as of March 27, 1998, the Record Date for the Annual Meeting.
(3) Mr. Sherman's address is 202 Schooner Lane, Duck Key, Florida 33050. Mr. Stephen's address is PJ America, Inc., 9109 Parkway East, Birmingham, Alabama 35206. Mr. Fleishman's address is Greenebaum Doll & McDonald PLLC, 3300 National City Tower, Louisville, Kentucky 40202. Mr. Keener's address is First American Bank, 300 Deaderick Street, Third Floor, Nashville, Tennessee 37237. Mr. Langford's address is WFIE-NBC 14, 1115 Mount Auburn Road, Evansville, Indiana 47720.
(4) Includes 338,327 shares held by Mr. Sherman, as trustee of the Richard Sherman Trust, and 53,116 shares held by his family members. Includes options to purchase 8,000 shares exercisable within 60 days of the record date.
(5) Includes options to purchase 21,875 shares exercisable within 60 days of the record date.
(6) Includes options to purchase 11,250 shares exercisable within 60 days of the record date.
(7) Includes options to purchase 8,750 shares exercisable within 60 days of the record date.
(8) Includes 3,000 shares held by Mr. Fleishman's wife, and 3,000 shares held by Mr. Fleishman's wife as custodian for their minor child. Mr. Fleishman disclaims beneficial ownership of shares owned by his wife. Also includes options to purchase 8,000 shares exercisable within 60 days of the record date.
(9) Includes an aggregate of 120,880 shares held by H Investment Company LLP. Includes an option to purchase 3,000 shares exercisable within 60 days of the record date.
(10) Includes options to purchase 3,000 shares exercisable within 60 days of the record date.
(11) Mr. Schnatter is a director and Senior Vice President, General Counsel and Secretary of Papa John's International, Inc. ("PJI"). Excludes 225,000 shares of common stock beneficially owned by PJI pursuant to a presently exercisable warrant. Mr. Schnatter disclaims beneficial ownership of the securities underlying this warrant. Includes an option to purchase 3,000 shares exercisable within 60 days of the record date.
(12) As disclosed in a Schedule 13G filed with the Commission. Reflects beneficial ownership (based on sole or shared voting or dispositive power) of the reporting entity and its affiliates as of December 31, 1997.

                           1. ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for a classified board of directors with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix the number of directors within the range of three to fifteen members, and the Board size is currently fixed at seven members. The three nominees identified below are the members of the class to be elected at the Annual Meeting, for a three-year term expiring at the annual meeting to be held in 2001. The remaining four directors will continue to serve in accordance with their previous elections.

     It is intended that shares represented by proxies received in response to this Proxy Statement will be voted for the nominees listed below, unless otherwise directed by a stockholder in his or her proxy. Although it is not anticipated that the nominees will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees. Directors are elected by a plurality of the votes cast.

     Set forth below is information concerning the nominees and the other directors who will continue in office, each of whom is currently a member of the Board.

                                                                                    Director
Name                                              Age    Position or Office          Since
----                                              ---    ------------------          -----
NOMINEES FOR ELECTION TO THE BOARD
For a 3-Year Term Expiring in 2001


Richard F. Sherman                                54     Chairman of the Board        1991
Frank O. Keener                                   54     Director                     1991
Douglas S. Stephens                               34     Director, Chief Executive    1991
                                                         Officer and President

 DIRECTORS CONTINUING IN OFFICE
     Term Expiring in 2000

Stephen P. Langford                               43     Director                     1991
Charles W. Schnatter                              35     Director                     1996

DIRECTORS CONTINUING IN OFFICE
     Term Expiring in 1999

Martin T. Hart                                    61     Director                     1996
Michael M. Fleishman                              53     Vice Chairman of the         1991
                                                         Board, Secretary

     Richard F. Sherman has served as director and Chairman of the Board of the Company or certain predecessors since 1991. Mr. Sherman is a private investor who has been a franchisee and a consultant to Papa John's International, Inc. ("PJI") since 1991. From 1993 to present, Mr. Sherman has been a director of PJI. From 1987 to 1991, Mr. Sherman was Chairman of the Board and President of Rally's Hamburgers, Inc. From 1984 to 1987, Mr. Sherman was President and a director of Church's Chicken, Inc. From 1971 to 1984, Mr. Sherman was Group Executive Vice President and director of Hardee's Food Systems, Inc. and its parent, Imasco USA, Inc. Mr. Sherman serves on the board of directors of Taco Cabana, Inc., and Reed's Jewelers, Inc.

     Frank O. Keener has served as a director of the Company or certain predecessors since 1991. Since 1993, Mr. Keener has served as Executive Vice President of First American National Bank, Nashville, Tennessee. From 1991 to 1993, Mr. Keener served as Senior Vice President of Dominion Banks. From 1989 to 1990, Mr. Keener was President and Chief Executive Officer of the Kentucky Lottery Corporation.

     Douglas S. Stephens has served as a director, President and Chief Executive Officer of the Company or certain predecessors since 1991. From 1989 to 1991, Mr. Stephens was the Vice President of Information Systems for the Kentucky Lottery Corporation. From 1986 to 1989, Mr. Stephens was a systems consultant for Andersen Consulting, a division of Arthur Andersen, LLP, and international professional services firm.

     Martin T. Hart has served as a director of the Company or certain predecessors since 1992. Mr. Hart is a Denver-based private investor. Mr. Hart has been a Trustee of MassMutual Corporate Investors and MassMutual Participation Investors since 1991. Mr. Hart serves on the Board of Directors of Schuler Homes, Inc., Optical Securities Group, Inc. and PNB Financial Group (a bank holding company).

     Michael M. Fleishman has served as a director and Secretary of the Company or certain predecessors since 1991. In June 1997 he became Vice Chairman of the Board. Since 1970, Mr. Fleishman or his professional service corporation has been a member of the law firm of Greenebaum Doll & McDonald PLLC, which provides legal services to the Company. Mr. Fleishman served as a director of Chi-Chi's, Inc. from 1983 to 1987. Mr. Fleishman also served as a director of Rally's Hamburgers, Inc. from 1988 through April 1996.

     Stephen P. Langford has served as a director of the Company or certain predecessors since 1991. Mr. Langford has been involved in the television industry since 1979. Since January 1997, he has been General Manager of WFIE NBC-14, and was the General Sales Manager of WAVE TV, an NBC affiliate, from 1987 through January 1997. Mr. Langford currently serves on the Executive Board of the Sales Advisory Council of the Television Bureau of Advertising and as Chairman of the fifth district of the American Advertising Federation.

     Charles W. Schnatter has served as a director of the Company since August 1996. Mr. Schnatter has served as General Counsel and Secretary of PJI since 1991 and has been a director and a Senior Vice President of PJI since 1993.
From 1988 to 1991, Mr. Schnatter was an attorney with Greenebaum Doll & McDonald PLLC. Mr. Schnatter was a franchisee of PJI from 1989 to 1997.

Meetings of the Board of Directors

     The Board met on four occasions during 1997. Each director attended all meetings of the Board and its committees on which such director served during his period of service in 1997.

Committees of the Board of Directors

     In addition to an Executive Committee, which is comprised of Richard F. Sherman and Douglas S. Stephens, the Board of Directors has standing Compensation and Audit Committees. The Board does not have a nominating committee or other committee serving a similar function.

     The Compensation Committee is comprised of Messrs. Sherman, Fleishman, Hart and Langford. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all corporate officers and management personnel, review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans and administer the 1996 Stock Ownership Incentive Plan. The Compensation Committee met twice in 1997.

     The Audit Committee is comprised of Messrs. Sherman, Schnatter, Hart and Keener. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices. The Audit Committee met twice in 1997.

Compensation of Directors

     Directors who are not also employees of the Company are eligible to participate in the Company's 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the terms of the Director Plan, directors received an initial, one-time grant of an option to purchase 12,000 shares of common stock at the initial public offering price. All future options will be granted at fair market value at the date of the grant. In addition, new non-employee directors, upon their initial election to the Board, will be awarded an initial option to purchase 12,000 shares of Common Stock upon joining the board. Each non-employee director is eligible to receive an additional option to purchase 4,000 shares of common stock on each anniversary date of the initial grant. Options vest in four equal annual installments, beginning on the first anniversary of their grant date.

     Richard Sherman and Michael Fleishman, Chairman and Vice Chairman of the Board, respectively also received options to purchase 5,000 each on July 1, 1997, which vest after six months.

     Non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. Directors who are employees of the Company do not receive additional compensation for services rendered as a director.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation paid, earned or accrued by the Company's Chief Executive Officer and its other executive officers for services rendered in all capacities to the Company for the years indicated.

                                     SUMMARY COMPENSATION TABLE
                                                                                        Long-Term
                                                                                      Compensation
                                                                                         Awards
                                                                                      ------------
                                                                                       Securities
                                                                      Other            Underlying
        Name and                                                     Annual              Stock
   Principal Position       Year    Salary ($)    Bonus ($)     Compensation (3)       Options (#)
------------------------------------------------------------------------------------------------------

Douglas S. Stephens        1997    $80,000       $     0        $     0                  25,000
 President and Chief       1996     80,000        47,250              0                  62,500
 Executive Officer         1995     75,000        36,000              0                       -

D. Ross Davison (2)        1997    $75,000       $15,000        $31,833                  17,500
 Chief Financial           1996     37,500         7,500              0                  27,500
 Officer and Treasurer

James S. Riekel (2)        1997    $60,000       $30,000        $     0                  15,000
 Vice President and        1996     10,000         5,000              0                  20,000
 Chief Operating
 Officer

____________________

(1) Except as otherwise indicated, perquisites and other personal benefits paid to each named executive officer were less than 10% of the officer's annual salary and bonus.
(2) First became an executive officer of the Company in 1996. Accordingly, disclosure with respect to previous years is not required under applicable Commission rules.
(3)  Reimbursement for moving expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information as to stock options granted to the named executive officers during the 1997 fiscal year. The Company does not grant stock appreciation rights ("SARs").


                                          % of
                                         Total
                           # of         Options                                     Potential Realizable
                        Securities     Granted to                                     Value at Assumed
                        Underlying      Employees    Exercise or                    Annual Rates of Stock
                         Options        in Fiscal    Base Price   Expiration         Price Appreciation
        Name            Granted (1)        Year      ($/Share)       Date            for Option Term (2)
------------------------------------------------------------------------------------------------------------
                                                                                     5%   ($)       10%   ($)
                                                                                     --------       ---------
Douglas S. Stephens     25,000 (3)        11.2%       $13.75        10/27/07        $216,183        $547,849

D. Ross Davison         17,500 (3)         7.8%       $13.75        10/27/07        $151,328        $383,494

James S. Riekel         15,000 (3)         6.7%       $13.75        10/27/07        $129,710        $328,709

__________________

(1) All options were awarded under the 1996 Stock Ownership Incentive Plan (the "Incentive Plan"), have a term of 10 years and vest immediately in the event of a change in control of the Company.
(2) Assumed annual appreciation rates are set by the Securities and Exchange Commission and are not a forecast of future appreciation. The amounts shown are pre-tax and assume the options will be held throughout the entire ten-year term. If the Company's Common Stock does not increase in value, the options are valueless.
(3) These options become exercisable in four equal semi-annual installments beginning April 27, 1998.

                       AGGREGATE OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     Set forth below is information with respect to unexercised stock options held by the named executive officers at the end of the Company's 1997 fiscal year. There were no exercises in 1997. Also, there were no SARs outstanding at the 1997 fiscal year-end.

                                          Number of Unexercised                Value of Unexercised
                                                Options at                In-the-Money Options at Fiscal
                                            Fiscal Year-End (#)                   Year-End ($) (1)
                                     -------------------------------       -----------------------------
Name                                 Exercisable       Unexercisable       Exercisable       Exercisable
----                                 -----------       -------------       -----------       -----------
Douglas S. Stephens                    15,625             71,875             $31,250            $93,750

D. Ross Davison                         6,875             38,125              13,750             41,250

James S. Riekel                         5,000             30,000              10,000             30,000

--------------
(1) Based on the difference between the option exercise price and the last reported sale price of the Common Stock ($14.50) as reported on the Nasdaq Stock Market on December 26, 1997, the last trading day of the Company's 1997 fiscal year.

Employment Agreement

     Ross Davison serves as Vice President, Chief Financial Officer and Treasurer pursuant to a two year Employment Agreement with the Company dated June 28, 1996 (the "Employment Agreement"). Under the terms of the Employment Agreement, Mr. Davison is paid an annual salary of not less than $75,000, and was guaranteed a bonus of at least $15,000 during the first twelve months of employment.

     Pursuant to the Employment Agreement, Mr. Davison was granted options to purchase 27,500 shares of the Company's Common Stock at an exercise price of $12.50, equal to the initial public offering price. Mr. Davison's stock option shall vest in the event of a change in control of the Company, or upon his death or disability.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report includes a discussion of the Compensation Committee's philosophy on executive compensation, the primary components of the Company's compensation program and a description of the Chief Executive Officer's compensation package during 1997.

     Compensation Principles. The Compensation Committee is responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's 1996 Stock Ownership Incentive Plan (the "Incentive Plan"). The Compensation Committee believes the following principles are important in compensating executive officers:

     . Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

     . Incentive compensation should be awarded based on the achievement of growth or operational targets at the Company, as appropriate to the executive officer; and

     . Executive officers should have an equity interest in the Company to encourage them to manage the Company for the long-term benefit of stockholders.

     The Company's executive officers are compensated through a combination of salary, stock option or cash bonuses and awards under the Incentive Plan, each of which is discussed below.

     Annual Salary. The Committee reviews salary levels on an annual basis with the Chief Executive Officer and the Company's other senior managers, and makes adjustments as appropriate or necessary to keep employees motivated. The Committee gives great weight to the Chief Executive Officer's recommendations as to annual salary levels of the Company's executive officers.

     Bonus Programs. The Board of Directors of the Company established a 1997 Bonus Program at the beginning of the 1997 fiscal year. Under the Bonus Program, executive officers and other key employees are eligible to earn cash bonuses based on the achievement of operating or earnings goals established at the beginning of each fiscal year by the Board of Directors.

     1996 Stock Ownership Incentive Plan Awards. In October 1996, the Compensation Committee and Board of Directors established the Company's 1996 Stock Ownership Incentive Plan (the "1996 Plan"). The 1997 grants of options to purchase shares of Common Stock were granted with an exercise price of $13.75 per share, the fair market value on the date of grant, and will become exercisable in four equal semi-annual installments, beginning on April 27, 1998. In 1997, options (ranging from 15,000 to 25,000 shares) were awarded to executive officers under the Incentive Plan.

     The 1996 Stock Ownership Plan ("1996 Plan") provides for the granting of any of the following awards to eligible employees of the Company and its subsidiaries: (i) stock options which do not constitute "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended ("non qualified stock options"); (ii) incentive stock options; (iii) restricted shares; and (iv) performance units. The 1996 Plan is intended to provide incentives and rewards for employees to support the implementation of the Company's business plan and to associate the interests of employees with those of the Company's stockholders.

     The Committee believes that stock options and other equity-based incentives are a valuable tool in encouraging executive officers and other employees to align their interests with the interests of the stockholders and to manage the Company for the long-term. Non-qualified options to purchase 57,500 shares of the Company's Common Stock were granted to all executive officers (including the Company's Chief Executive Officer) in 1997, with an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant. The options become exercisable in four equal semi-annual installments, beginning on April 27, 1998.

     Compensation of Chief Executive Officer. Consistent with the compensation policies and components described above, the Board of Director determined the salary and bonus received by Douglas S. Stephens, Chief Executive Officer and President of the Company, for services rendered in 1997. Mr. Stephens received a base salary of $80,000 for 1997. Mr. Stephens also received a non-qualified option to purchase 25,000 shares of the Company's Common Stock pursuant to the 1996 Plan described above for his actual and potential contribution to the Company. He did not receive a cash bonus during 1997.

     OBRA Deductibility Limitation. The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deduction by public companies of compensation of certain executive officers to $1 million per year, per executive officer, unless certain criteria are met. The Company has determined not to take any action at this time with respect to its compensation plans to seek to meet these criteria.

                                                          COMPENSATION COMMITTEE

                                                              Richard F. Sherman
                                                            Michael M. Fleishman
                                                                  Martin T. Hart
                                                             Stephen P. Langford

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


Reorganization

     Merger. The Company acquired the business and operations of Extra Cheese, Inc., Twice the Cheese, Inc., Textra Cheese Corp., PJVA, Inc., and PJV, Inc. (the "Predecessor Companies") in a reorganization. Pursuant to an Agreement dated June 10, 1996 as amended July 10, 1996, and a Plan of Merger (the "Reorganization"), the stockholders of the Predecessor Companies received shares of Common Stock of the Company in the proportion determined by the respective boards of directors of each of the Predecessor Companies through arm's length negotiations. The factors considered by each of the Predecessor Companies in determining exchange ratio included revenues, financial condition and results of operations, and past and projected earnings for each Predecessor Company. An aggregate of 3,000,000 shares of Common Stock was issued to the stockholders of the Predecessor Companies in the Reorganization. The following officers, directors and 5% stockholders of the Company received the number of shares of Common Stock listed opposite their name in the Reorganization.

                                                   Number
                                                   ------
               Name                               of Shares
               ----                               ---------
               Douglas S. Stephens                292,464
               Richard F. Sherman                 661,551
               James S. Riekel                     60,294
               Michael M. Fleishman               356,430
               Martin T. Hart                     248,711
               Frank O. Keener                    522,603
               Stephen P. Langford                292,464
               Michael J. Grisanti                248,713
               Jack A. Laughery                   324,080

     Indemnification Agreement. The Predecessor Companies and each of their stockholders (which includes certain officers, directors and 5% stockholders of the Company) entered into an Indemnification Agreement (the "Indemnification Agreement") pursuant to which the stockholders of the Predecessor Companies made customary representations and warranties to the Company with respect to the business, assets, financial condition and operations of the Predecessor Companies. In addition, the stockholders of the Predecessor Companies have indemnified the Company for a period of 18 months from October 30, 1996, against breaches of such representations and warranties as well as other breaches of the Indemnification Agreement, or breaches of the June 10, 1996 Agreement (as amended July 10, 1996) or the Plan of Merger. The stockholders of the Predecessor Companies have established an escrow account in support of such indemnities, which has been funded with an aggregate of $1,000,000 in cash and 300,000 shares of Common Stock received in the Reorganization. In general, the Indemnification Agreement provides the sole remedy for claims brought in connection with the Reorganization and the aggregate amount of the claims is limited to the cash and shares deposited in the escrow account.

     Undistributed S Corporation Earnings. Following the Reorganization, the Company made total distributions to stockholders of the Predecessor Companies (which include certain officers, directors and 5% stockholders of the Company) of approximately $2.0 million of earnings that were not distributed by the Predecessor Companies when certain of them were S Corporations.

     Stockholder Loans.  From time to time prior to the Reorganization, Michael
M. Fleishman, Frank O. Keener, Stephen P. Langford, Richard F. Sherman, Douglas
S. Stephens, Jack A. Laughery, Martin T. Hart and Michael J. Grisanti, who were all stockholders of certain Predecessor Companies, and who are officers, directors and/or 5% stockholders of the Company, advanced funds to the Predecessor Companies. The loans accrued interest at a rate of 7% per annum.
At October 30, 1996, the Predecessor Companies repaid obligations to the following persons in the following amounts: Messrs. Fleishman, $169,073; Keener $174,117; Langford, $166,352; Sherman $355,297; Stephens, $137,047; Laughery,
$188,250; Hart $188,250; and Grisanti $188,250.

     Registration Rights Agreement. The Company has granted certain registration rights to the stockholders of the Predecessor Companies, who received shares of Common Stock of the Company in connection with the Reorganization. The Company also has granted certain registration rights to PJI in connection with the warrant issued to PJI to purchase 225,000 shares of Common Stock. The Company will pay the fees and expenses of the registrations, while such stockholders and PJI will pay all underwriting discounts and commissions. These registration rights expire October 30, 2001, and are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares owned by such stockholders and PJI included in such registration.

     Guarantees. From time to time, Extra Cheese, Inc., PJV, Inc. and PJVA, Inc. have borrowed funds from banks. These borrowings, which were guaranteed by the stockholders of Extra Cheese, Inc. and PJVA, Inc. based on their
proportionate ownership in each company, totaled $2.0 million at    October 30,
1996. Such guarantees were released in connection with the repayment of the outstanding loans. The stockholders of Extra Cheese and PJVA, Inc. included the following officers, directors and/or 5% stockholders of the Company: Messrs. Fleishman, Grisanti, Hart, Keener, Langford, Laughery, Sherman and Stephens.

     PJI Warrant. In connection with the Company's initial public offering, the Company issued a warrant to PJI to purchase 225,000 shares of Common Stock. The purchase price for each share of Common Stock is $11.25 per share which is equal to 90% of the initial public offering price per share. The warrant was issued in consideration for, among other things, the rights to enter into development agreements for Ventura, Kern, San Luis Obispo and Santa Barbara counties in California; Vancouver, Canada and the surrounding area; and Puerto Rico; as well as PJI's waiver of its $3,000 per market transfer fee with respect to the restaurants acquired in the Reorganization as well as any other Papa John's restaurants acquired by the Company prior to October 30, 1997. The Company expects to pay all standard development and franchise fees in connection with opening restaurants in these territories. The warrant is exercisable in whole or in part at any time prior to October 30, 2001. In addition, the warrant will be transferable subject to applicable securities laws restrictions.

     Consulting Fees. In connection with the Company's initial public offering, Messrs. Sherman, Hart and Fleishman, and Jason T. Fleishman (Mr. Fleishman's son) and Judy H. Keener (Mr. Keener's wife) received $78,750, $56,250, $51,500, $38,500 and $35,000, respectively, for consulting services provided with respect to the structuring, organization and implementation of the offering.

Other Transactions and Agreements

     Utah Option Agreement. PJ Utah, LLC holds the development and franchise rights for Papa John's restaurants in Utah. The Company and PJ Utah, LLC have entered into an option agreement granting the Company the option to acquire for cash the operations and development rights for the franchised Papa John's restaurants in Utah. The option is exercisable at any time during 1998. The purchase price of the option is equal to the aggregate amount invested in the Papa John's restaurants, operations (including operating losses, if any) and related matters in Utah by PJUtah, LLC, including interest paid to a third party and/or its members on any loans, an imputed yield on all equity invested in PJ Utah, LLC equal to the "prime rate," as published in The Wall Street Journal, plus $10,000 for each store that is open at the time the option is exercised. The option expires on December 31, 1998. The Company expects, but is not obligated, to exercise such option in 1998. PJ Utah, LLC is owned by the following officers, directors and/or 5% stockholders of the Company: Messrs. Davison (2.0%), Fleishman (11.5%), Grisanti (7.75%), Hart (7.75%), Keener (16.75%), Langford (9.25%), Laughery (10.25%), Riekel (2.0%), Sherman (19.5%)
and Stephens (9.25%).

     In connection with the option agreement, the Company will provide operational supervision and managerial services (e.g., payroll, accounting, tax, human resources and other administrative services) to PJ Utah, LLC on a fee for service basis. The cost to PJ Utah, LLC for such services is $20,000 per month. The Predecessor Companies began providing such services on August 1, 1996 and expect to continue to provide such services through December 31, 1998. The Company believes these fees are comparable to fees that would be charged by unaffiliated third parties for comparable services. PJ Utah, LLC paid management fees of $240,000 in 1997.

     Right of First Refusal; Management Services (Iowa markets). PJIowa, LC holds the Papa John's Development and franchise rights for Papa John's restaurants in Iowa, including the Moline and Rock Island, Illinois areas, but excluding the Council Bluffs area. The Company has obtained a right of first refusal to acquire such franchise and development rights; however, there is no agreement or understanding between the Company and PJIOWA, LC or its stockholders for the Company to acquire such entity or any of its assets. PJIOWA, LC is owned in part by the following officers, directors and/or 5% stockholders of the Company: Messrs. Riekel (2.5%), Sherman (21.0%), Laughery (21.0%), Hart (18.0%) and Grisanti (18.0%). The right of first refusal expires in August 2001. The Company provides operational supervision, managerial and administrative services to PJIOWA, LC depending on the services rendered. PJIowa, LC paid management fees of $52,500 in 1997.

     Right of First Refusal; Management Services (Louisiana markets). PJ Louisiana, Inc. holds the Papa John's development and franchise rights for Baton Rouge, Lafayette and Lake Charles, Louisiana and the surrounding areas. The Company has obtained a right of first refusal to acquire such franchise and development rights; however, there is no agreement or understanding between the Company and PJ Louisiana, Inc. or its stockholders for the Company to acquire such entity or any of its assets. PJ Louisiana, Inc. is owned in part by Messrs. Keener (19.%), Fleishman (19.5%), Langford (19.5%), Sherman (19.5%), Stephens (19.5%) and Curtis (2.5%). The right of first refusal expires in August 2001. The Company provides operational supervision, managerial and administrative services to PJ Louisiana, Inc. depending on the services rendered. PJ Louisiana, Inc. paid management fees of $78,000 in 1997.

     Acquisition of Ohio Pizza Delivery, Inc. On June 5, 1997, PJAM Acquisition Subsidiary, a subsidiary of the Company, merged with Ohio Pizza Delivery, Inc. ("OPD"), an operator of eight Papa John's pizza delivery and carryout restaurants based in Akron, Ohio. Pursuant to the Agreement and Plan of Merger, dated as of May 30, 1997 (the "Merger Agreement"), PJAM Acquisition Subsidiary was merged with and into OPD. OPD survived the merger as a wholly-owned subsidiary of the Company.

     Pursuant to the Merger Agreement, the OPD shareholders received 276,610 shares of the Company's common stock in exchange for 100% of the common stock of OPD. The total value of the transaction was approximately $4.6 million, based upon a value of $16.50 per share of the Company's common stock. Charles W. Schnatter, a director of the Company, owned five percent of the outstanding shares of OPD common stock at the time of the closing of the transaction. These shares were converted into 13,831 shares of the Company's common stock.

         [CRSP LOGO] The University of Chicago Graduate School of Business .
     725 South Wells, Suite 800, Chicago, Illinois 60607 . (773) 702-7467
--------------------------------------------------------------------------------

               Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                               PJ America, Inc.


Prepared by the Center for Research in Security Prices
Produced on 02/16/98 including data to 12/26/97


                             [GRAPH APPEARS HERE]


Symbol      CRSP Total Returns Index for:                      12/23/93    12/23/94     12/29/95    12/27/96     12/26/97
------      -----------------------------                      --------    --------     --------    --------     --------
_______
        .   PJ America, Inc.                                                                          116.8         88.5
 ... --- *   Nasdaq Stock Market (US Companies)                   60.8         60.1         86.2       106.1        125.2
------- ..  NASDAQ Stocks (SIC 5800-5899 US Companies)          114.7         83.9        102.6        99.8         84.8
            Eating and drinking places

Notes:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D. The index level for all series was set to $100.0 on 10/25/96.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and The Nasdaq Market. Based on a review of these reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all Common Stock transactions in 1996, except that Sherman, Stephens, Riekel, Fleishman, Hart, Keener and Langford did not promptly report the number of shares sold by them in the Company's public offering in July, 1997, which delinquency has been corrected.

2. PROPOSAL TO ADOPT AMENDMENT TO THE COMPANY'S NON-EMPLOYEE DIRECTORS 1996 STOCK OPTION INCENTIVE PLAN

     The Board of Directors has adopted, and recommends that stockholders ratify and approve, an amendment to the Company's 1996 Non-Employee Directors Stock Incentive Plan (the "Directors Plan"). This amendment is being made so that (i) optionees may transfer their options to partnerships in which the partners are limited to the optionee, his spouse and his lineal descendants and (ii) an additional option may be granted annually to the Chairman and Vice Chairman of the Board of Directors.

     Description of the Non-Employee Directors 1996 Stock Incentive Plan

     Directors not employed by the Company receive options to purchase shares of Common Stock pursuant to the Directors Plan. The Directors Plan was originally adopted in October of 1996. The Directors Plan provided for an initial grant of options to purchase shares of Common Stock as of the date of the Company's initial public offering (the "Initial Grant Date"). Each non-employee director received options to purchase 12,000 shares on the Initial Grant Date (the "Initial Grants"). Each new non-employee director will be granted options to purchase 12,000 shares of Common Stock on the date of his or her election. The Company has thereafter annually issued, beginning on the first anniversary of the Initial Grant Date, to each of the Company's non-employee directors, options to purchase 4,000 shares of Common Stock. The Initial Grants were at an exercise price equal to the initial public offering price. Thereafter, all options have been and will be granted at the fair market value of the Common Stock on the date of the grant. All options granted under the Directors Plan become exercisable in four equal annual installments, beginning on the first anniversary of such option's date of grant. All such options expire on the tenth anniversary of their date of grant.

     Generally, in the event of a "change of control" (as defined in the Directors Plan) of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, the optionee will be permitted to sell the option to the Company generally for an amount equal to the excess of the (i) the fair market value over (ii) the per share exercise price for such shares under the stock option.

     The Board may at any time terminate, and, from time to time, may amend or modify the Directors Plan; provided, however, that no amendment may impair the rights of a participant with respect to outstanding options without the optionee's consent. Any such action of the Board may be taken without the approval of the Company's stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation. The Directors Plan will terminate ten years from its effective date.

     The options granted pursuant to the Directors Plan are non-qualified. The granting of a non-qualified stock option does not produce taxable income to the optionee or a tax deduction to the Company. Taxable ordinary income will generally be recognized by the optionee at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price. The Company is entitled to a corresponding federal income tax deduction. The tax basis for the shares acquired is the option price plus the taxable income recognized.

     A total of 160,000 shares are reserved for issuance under the Directors Plan. At February 28, 1998, options to purchase 106,000 shares of Common Stock were outstanding under the Directors Plan and 54,000 shares remained available for issuance. There are currently six non-employee directors.

     Description of the Proposed Amendment

     The ratification and approval of the proposed amendment to the Directors Plan would result in (i) optionees being permitted to transfer their options to partnerships in which the partners are limited to the optionee, his spouse and his lineal descendants and (ii) the granting of an additional non-qualified option, on every July 1 and commencing July 1, 1997, to purchase 5,000 shares of Common Stock to each of the Chairman and Vice Chairman of the Board of Directors, so long as they are not employees of the Company. Additional options have been and will be granted at the fair market value of the Common Stock on the date of grant and will become exercisable as of six months after such option's date of grant. All such options will expire on the tenth anniversary of their date of grant. Such option grants were made as of July 1, 1997, subject to the ratification and approval of this amendment to the Directors Plan. The value of each of the two options so granted was $300.00 as of March 18, 1998, based upon the difference between the closing price per share and the option exercise price.

     The following table sets forth the new plan benefits available under the amended Directors Plan to each of the non-employee directors eligible to receive such benefits, individually and as a group.

                               NEW PLAN BENEFITS
                    PJ America, Inc. Non-Employee Directors
                     1996 Stock Incentive Plan, as Amended


Name and Position                                                                   Number of Shares under
                                                                                    Option Granted Annually
Richard F. Sherman - Chairman of the Board of Directors                                       5,000

Michael M. Fleishman - Vice Chairman of the Board of Directors                                5,000

Chairman and Vice Chairman as a Group                                                        10,000

     The Board of Directors believes that its Charimanship and Vice Chairmanship involve significantly increasing responsibilities and commitment to the Company. Thus, the Board of Directors believes that the additional option grant provided for in this amendment will allow the Company to provide an appropriate incentive to the Chairman and Vice Chairman of the Board of Directors.

     The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required for the approval of the proposed amendment to the Directors Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPROVAL OF THE AMENDMENT TO THE DIRECTORS PLAN. Shares of Common Stock covered by proxies executed and received in the accompanying form will be voted in favor of the amendment, unless otherwise specified on the proxy.


3.  RATIFICATION OF THE SELECTION OF AUDITORS

     The Board of Directors will request stockholders to ratify its selection of Ernst &Young LLP, independent auditors, to examine the consolidated financial statements of the Company for the fiscal year ending December 27, 1998. Ernst & Young LLP has audited the Company's financial statements since 1996. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by stockholders. The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's auditors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                                OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgement.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at next year's Annual Meeting of Stockholders must be received by the Company by December 10, 1998, to be considered for inclusion in the Company's proxy materials for such meeting. In addition, a stockholder who wishes to introduce a proposal at an annual meeting of stockholders, regardless of whether the stockholder wants the proposal included in the Company's proxy materials, must comply with certain requirements set forth in the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Chief Financial Officer of the Company at its principal executive offices at 9109 Parkway East, Birmingham, Alabama 35206.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders on Form 10-K for the fiscal year ending December 28, 1997, accompanies this Proxy Statement.

                                        By Order of the Board of Directors


                                        /s/ Michael M. Fleishman
                                        Michael M. Fleishman
                                        Secretary

Birmingham, AL
April 6, 1998

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors. The undersigned Stockholder of PJ AMERICA, INC., a Delaware corporation, hereby appoints RICHARD
F. SHERMAN, DOUGLAS S. STEPHENS and D. ROSS DAVISON, or any one of them acting in the absence of the others, as the attorneys and proxies of the undersigned with full power of substitution, to vote all shares of stock of PJ America, Inc. as designated below which the undersigned holders of record at the close of business on March 27, 1998 and is entitled to vote at the annual meeting of Stockholders to be held at TBD, in LOUISVILLE, KENTUCKY, at 11:00 a.m. (EDT), on May 20, 1998, and at any adjournment thereof.

THE BOARD OF DIRECTORS PROPOSES AND RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH BELOW AND FOR PROPOSALS NO. 2 AND 3.

1.   ELECTION OF DIRECTORS:
     [_]  FOR all nominees listed below (except as marked to the contrary below)
     [_]  WITHHOLD AUTHORITY to vote for all nominees listed below

     Richard F. Sherman, Frank O. Keener, and Douglas S. Stephens.
     (or any substitute nominee should any of the above become unavailable for any reason)

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

                   -----------------------------------------

2. Proposal to ratify and approve the amendment to the PJ America, Inc. Non-Employee Director Stock Option Plan.
     [_]  FOR
     [_]  AGAINST
     [_]  ABSTAIN

3. Proposal to ratify the appointment of ERNST & YOUNG LLP as PJ America, Inc.'s Independent Certified Accountants for the fiscal year ending December 27, 1998.
     [_]  FOR
     [_]  AGAINST
     [_]  ABSTAIN

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 AND, IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

4. In their discretion, the Proxies are authorized to vote in accordance with their judgement upon such other business as may properly come before the meeting or any adjournment thereof.

     The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby or any of them, or their substitutes, may lawfully do or cause to be done by virtue thereof.

     Please mark, sign, date, and return this proxy in the enclosed envelope. No postage is required if mailed within the United States.


     Date: ___________ , 1998               ------------------------------------
                                            Signature


     Date: ___________ , 1998               ------------------------------------
                                            Signature (if jointly held)

     When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, the President or other authorized officer should sign in the full corporate name. If a partnership, an authorized person should sign in partnership name.